Promissory Note

Loan Amount: $10,000.00

Loan Fee: $5,000.00

Total: $15,000.00

Funding Date: June 12, 2013

Maturity Date: August 12, 2013

FOR VALUE RECEIVED, the undersigned, Co-Signer.com, Inc. (Maker), promises to pay to the order of Robert & Suzanne Roysden (Note Holder) or their successors and assigns, the principal sum of Ten Thousand and no 1100 Dollars ($10,000.00) (Principal) and a Loan Fee of Five Thousand and no I 100 Dollars ($5,000.00) (Fee) for a total amount of Fifteen Thousand and no I 100 Dollars subject to the terms and conditions set forth herein.

Payment shall be made to:
Robert & Suzanne Roysden
10402 Mauretania Circle
Huntington Beach, CA 92646

Any unpaid balances up to and including the full amount are due and payable at the Maturity Date of August 12, 2013, in lawful money of the United States.

Maker will reimburse legal expenses to Note Holder for any costs and expenses incurred in enforcing this Note to the extent allowable by applicable law. Those expenses include, but are not limited to, reasonable attorney's fees.

I and any other person who has obligations under this Note waive the rights of Presentment and Notice of Dishonor. "Presentment" means the right to require the Note Holder to demand payment of amounts due. "Notice of Dishonor" means the right to require the Note Holder to give notice to other persons that amounts due have not been paid.

This Note will be governed by applicable federal law and the interest rate and usury provisions of the state of Nevada.

IN WITNESS WHEREOF, "Maker" has executed this Promissory Note as of the day and year first above written.

/s/ James Hodgins	6/12/2013
James P. Hodgins	Date
President & Interim CEO
Co-Signer.com, Inc.